Exhibit 9.1

VOTING AND EXCHANGE TRUST AGREEMENT

AGREEMENT made as of September 23, 2021, between United Royale Holdings, Inc., a corporation existing under the laws of the State of Nevada (including any successors thereto) (hereinafter referred to as “United Royale”), TN Exchangeco Inc., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “Canco”), TSX Trust Company, a trust company existing under the laws of Canada (hereinafter referred to as the “Trustee”), and Doug Beynon, a holder of common shares of TrueNorth Quantum, Inc., and each other holder who becomes a party to this agreement by signing an Acknowledgment in substantially the form attached hereto in Schedule A (the “Holders”).

RECITALS:

A.	In connection with share exchange agreements among United Royale, Canco and the Holders, pursuant to which the Exchangeable Shares are to be issued to the Holders;

B.	United Royale beneficially owns all of the shares in the authorized share structure of Canco, other than the Exchangeable Shares;

C.	The special rights and restrictions of the Exchangeable Shares as set out in the articles of Canco provide, among other things, that the Exchangeable Shares be redeemable and retractable for United Royale Shares; and

D.	In furtherance of the transactions contemplated therein, United Royale and Canco are required to enter into this agreement.

In consideration of the foregoing recitals and statements of fact, which are and shall be deemed to be made by the United Royale and Canco, and not by the Trustee, and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement, each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Canco and the following terms shall have the following meanings:

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the NASDAQ) or administrative agency or commission (including the Securities Authorities and the SEC) or any elected or appointed public official.

“Automatic Exchange Right” means the benefit of the obligation of United Royale to effect the automatic exchange of Exchangeable Shares for United Royale Shares pursuant to Section 5.12.

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than United Royale and its affiliates.

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2(1).

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“Board of Directors” means the Board of Directors of Canco.

“Callco” means TN Callco Inc., a corporation existing under the laws of the Province of Alberta.

“Current Market Price” has the meaning has the meaning given to it in the Share Provisions.

“Exchange Right” has the meaning ascribed thereto in Section 5.1(1).

“Exchangeable Share Consideration” has the meaning ascribed thereto in Section 5.4.

“Exchangeable Shares” means the exchangeable shares in the capital of Canco.

“Indemnified Parties” has the meaning ascribed thereto in Section 6.5.

“Insolvency Event” means (i) the institution by Canco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Canco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Canco to contest in good faith any such proceedings commenced in respect of Canco within 30 days of becoming aware thereof, or the consent by Canco to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Canco of a general assignment for the benefit of creditors, or the admission in writing by Canco of its inability to pay its debts generally as they become due, or (iv) Canco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(6) of the Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(2).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 5.12(3).

“List” has the meaning ascribed thereto in Section 4.6.

“OTC” means the OTCQB Venture Market in the United States.

“Officer’s Certificate” means, with respect to United Royale or Canco, as the case may be, a certificate signed by any officer or director of United Royale or Canco, as the case may be.

“Other Corporation” has the meaning ascribed thereto in Section 9.4(c).

“Other Shares” has the meaning ascribed thereto in Section 9.4(c).

“Privacy Laws” has the meaning ascribed thereto in Section 6.14.

“SEC” means the U.S. Securities and Exchange Commission.

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“Support Agreement” means an agreement dated the date hereof to be made among United Royale, Canco, Callco and the Holders.

“Trust” means the trust created by this agreement.

“Trust Estate” means the United Royale Special Voting Share, any other securities, the Automatic Exchange Right, the Exchange Right and any money or other property which may be held by the Trustee on behalf of the Trust from time to time pursuant to this agreement.

“Trustee” means TSX Trust Company, or such other trust company existing under the laws of Canada, as may be appointed by United Royale (acting reasonably), and, subject to the provisions of Article 8, includes any successor trustee.

“Voting Rights” means the voting rights attached to the United Royale Special Voting Share.

1.2	Interpretation Not Affected by Headings, etc.

The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “section” refer to the specified Article or section of this agreement.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. United Royale, as the settlor of the Trust, hereby establishes and creates the Trust pursuant to the terms and conditions of this agreement, and hereby appoints the Trustee to act as trustee of the Trust. The delivery by United Royale of $1.00 for the purpose of settling the Trust is hereby acknowledged by the Trustee. The Trustee shall hold the United Royale Special Voting Share (as issued to the Trustee under Section 3.1 below) in order to enable the Trustee to exercise the Voting Rights and shall hold the Automatic Exchange Right and the Exchange Right in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this agreement.

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ARTICLE 3

UNITED ROYALE SPECIAL VOTING SHARE

3.1	Issue and Ownership of the United Royale Special Voting Share

Immediately following execution of this agreement, United Royale shall issue to the Trustee the United Royale Special Voting Share (and shall deliver the certificate representing such share to the Trustee) to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this agreement. United Royale hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the United Royale Special Voting Share by United Royale to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the United Royale Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the United Royale Special Voting Share provided that the Trustee shall:

(a)	hold the United Royale Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(b)	except as specifically authorized by this agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the United Royale Special Voting Share and the United Royale Special Voting Share shall not be used, sold, transferred, voted, dealt with or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to United Royale Special Voting Shares) other than the purposes for which this Trust is created pursuant to this agreement and in accordance with this agreement.

3.2	Legended Share Certificates

Canco shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying each Beneficiary of their right to instruct the Trustee in respect of the exercise of their portion of the Voting Rights in respect of the Exchangeable Shares held by each such Beneficiary.

3.3	Safe Keeping of Certificate

The certificate representing the United Royale Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

ARTICLE 4

EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the United Royale Special Voting Share, shall be entitled to exercise all of the Voting Rights, including the right to consent to or vote in person or by proxy, attaching to the United Royale Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the holders of United Royale Shares at a United Royale Meeting or in connection with a United Royale Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee on behalf of the Beneficiaries subject to the terms of this agreement. Subject to Section 6.12:

(a)	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by United Royale or by applicable law for such United Royale Meeting or United Royale Consent who are entitled to instruct the Trustee as to the voting thereof;

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights; and

(c)	without prejudice to paragraph (b) above, under no circumstances shall the Trustee exercise or permit the exercise of a number of Voting Rights which is greater than the number of Exchangeable Shares outstanding and not owned by United Royale and its affiliates at the relevant time.

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4.2	Number of Votes

(1)	With respect to all meetings of shareholders of United Royale at which holders of United Royale Shares are entitled to vote (each, a “United Royale Meeting”) and with respect to all written consents sought from holders of the United Royale Shares (each, a “United Royale Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise that number of votes comprised in the Voting Rights attached to the United Royale Special Voting Share equal to that number of votes which would attach to the United Royale Shares receivable upon the exchange of the Exchangeable Shares owned of record by such Beneficiary on the record date established by United Royale or by applicable law for such United Royale Meeting or United Royale Consent (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such United Royale Meeting or consented to in connection with such United Royale Consent.

(2)	The aggregate Voting Rights on a poll at a United Royale Meeting shall consist of a number of votes equal to one vote per outstanding Exchangeable Share from time to time not owned by United Royale and its affiliates on the record date established by United Royale or by applicable law for such United Royale Meeting or United Royale Consent, and for which the Trustee has received voting instructions from the Beneficiaries in accordance with this agreement. Pursuant to the terms of the Special Voting Share, the Trustee or its proxy is entitled on a vote on a show of hands to one vote in addition to any votes which may be cast by a Beneficiary (or its nominee) on a show of hands as proxy for the Trustee. Any Beneficiary who chooses to attend a United Royale Meeting in person, and who is entitled to vote in accordance with Section 4.8(2), shall be entitled to one vote on a show of hands.

4.3	Mailings to Shareholders

(1)	With respect to each United Royale Meeting or United Royale Consent, the Trustee, Canco or United Royale shall use commercially reasonable efforts to promptly mail or cause to be mailed (or otherwise communicate in the same manner as United Royale utilizes in communications to holders of United Royale Shares subject to applicable regulatory requirements and provided that such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List to the extent practicable on the same day as the mailing or notice (or other communication) with respect thereto is commenced by United Royale to its shareholders:

(a)	a copy of such notice, together with any related materials, including any circular, proxy or information statement or listing particulars, to be provided to shareholders of United Royale;

(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such United Royale Meeting or United Royale Consent or, pursuant to Section 4.7, to attend such United Royale Meeting and to exercise personally the Beneficiary Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)	a proxy to such Beneficiary or his, her or its designee to exercise personally the Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of United Royale to exercise such Beneficiary Votes;

(d)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a United Royale Meeting shall not be earlier than the close of business on the fourth business day prior to such meeting, and of the method for revoking or amending such instructions.

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(2)	The materials referred to in this Section 4.3 shall be provided to the Trustee by United Royale if the materials are to be sent to Beneficiaries by the Trustee, and the materials referred to in Section 4.3(1)(c), Section 4.3(1)(e) and Section 4.3(1)(f) shall (if reasonably practicable to do so) be subject to reasonable comment by the Trustee in a timely manner. Subject to the foregoing, United Royale shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of United Royale Shares. United Royale agrees not to communicate with holders of United Royale Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, United Royale may at its option exercise the duties of the Trustee to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as in each case United Royale delivers a certificate to the Trustee stating that United Royale has undertaken to and will perform the obligations set forth in this Section 4.3.

(3)	For the purpose of determining the number of Beneficiary Votes to which a Beneficiary is entitled in respect of any United Royale Meeting, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by United Royale or by applicable law for purposes of determining shareholders entitled to vote at such United Royale Meeting or in respect of such United Royale Consent. United Royale shall notify the Trustee of any decision of the board of directors of United Royale with respect to the calling of any United Royale Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4	Copies of Shareholder Information

United Royale shall deliver to the Trustee copies of all proxy materials (including notices of United Royale Meetings but excluding proxies to vote United Royale Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed by United Royale from time to time to holders of United Royale Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to send those materials to each Beneficiary at the same time as such materials are first sent to holders of United Royale Shares. The Trustee shall mail or otherwise send to each Beneficiary, at the expense of United Royale, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by United Royale) received by the Trustee from United Royale contemporaneously with the sending of such materials to holders of United Royale Shares. The Trustee shall also make available for inspection by any Beneficiary during regular business hours at the Trustee’s principal office in Toronto, Ontario, Canada all proxy materials, information statements, reports and other written communications that are (a) received by the Trustee as the registered holder of the Special Voting Share, and (b) made available by United Royale generally to the holders of its shares or specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by United Royale.

Notwithstanding the foregoing, United Royale at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.4 so long as in each case United Royale delivers a certificate to the Trustee stating that United Royale has undertaken to and will perform the obligations set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by United Royale or holders of United Royale Shares (if such receipt is known by United Royale) of any material sent or given by or on behalf of a third party to holders of United Royale Shares generally, including dissident proxy and information circulars (and related information and material) and tender offer, take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, United Royale shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee shall mail or otherwise send to each Beneficiary, at the expense of United Royale, copies of all such materials received by the Trustee from United Royale. The Trustee shall also make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office in Toronto, Ontario, Canada copies of all such materials.

Notwithstanding the foregoing, United Royale at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case United Royale delivers a certificate to the Trustee stating that United Royale has undertaken to and will perform the obligations set forth in this Section 4.5.

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4.6	List of Persons Entitled to Vote

Canco shall, (a) prior to each annual, general, special, extraordinary or other United Royale Meeting or the seeking of any United Royale Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a United Royale Meeting, or United Royale Consent at the close of business on the record date established by United Royale or pursuant to applicable law for determining the holders of United Royale Shares entitled to receive notice of and/or to vote at such United Royale Meeting or to give consent. Each such List shall be delivered to the Trustee promptly after receipt by Canco of such request or the record date for such meeting or seeking of consent, as applicable, and in any event within sufficient time as to permit the Trustee to perform its obligations under this agreement.

United Royale agrees to give Canco notice (with a copy to the Trustee) of the calling of any United Royale Meeting, together with the record date therefor, sufficiently prior to the date of the calling of such meeting so as to enable Canco to perform its obligations under this Section 4.6.

4.7	Entitlement to Direct Votes

Subject to Section 4.8 and Section 4.11, any Beneficiary named in a List prepared in connection with any United Royale Meeting or United Royale Consent shall be entitled (a) to instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled, (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled, or (c) appoint a third party as the proxy of the Trustee to attend such meeting and exercise thereat the Beneficiary Votes to which such Beneficiary is entitled except, in each case, to the extent that such Beneficiary has transferred the ownership of any Exchangeable Shares in respect of which such Beneficiary is entitled to Beneficiary Votes after the close of business on the record date for such meeting or seeking of consent.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(1)	In connection with each United Royale Meeting or United Royale Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.7, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Beneficiary Votes that are the subject of Section 4.8(2); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.7.

(2)	To the extent so instructed in accordance with the terms of this agreement, the Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights enabling a Beneficiary to attend each United Royale Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either: (i) has not previously given the Trustee instructions pursuant to Section 4.7 in respect of such meeting; or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary Votes as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

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4.9	Distribution of Written Materials

Any written materials distributed by the Trustee pursuant to this agreement shall be sent by mail (or otherwise communicated in the same manner as United Royale utilizes in communications to holders of United Royale Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of Canco. United Royale agrees not to communicate with holders of United Royale Shares with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Canco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this agreement.

Canco’s obligations under this Section 4.9 shall be deemed satisfied to the extent United Royale exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Canco provides the required information and materials to United Royale.

4.10	Termination of Voting Rights

All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to United Royale or Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon (i) the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the occurrence of the automatic exchange of Exchangeable Shares for United Royale Shares, as specified in Article 5 (unless United Royale shall not have delivered the requisite United Royale Shares issuable in exchange therefor to the Trustee pending delivery to the Beneficiaries), or (ii) the retraction or redemption of Exchangeable Shares pursuant to Section 6 or 7 of the Share Provisions, or (iii) the effective date of the liquidation, dissolution or winding-up of Canco pursuant to Section 5 of the Share Provisions, or (iv) the purchase of Exchangeable Shares from the holder thereof by United Royale or Callco pursuant to the exercise by United Royale or Callco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares form the holders thereof by United Royale or Callco pursuant to the exercise by United Royale or Callco of the Change of Law Call Right (as defined in the Plan of Arrangement) (unless, in any case, United Royale or Callco, as the case may be, shall not have delivered the requisite consideration in exchange therefor).

4.11	Disclosure of Interest in Exchangeable Shares

The Trustee and/or Canco shall be entitled to require any Beneficiary or any person who the Trustee and/or Canco know or have reasonable cause to believe to hold any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to whom has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “voting or equity securities” of Canco and Canco were a reporting issuer in any jurisdiction in Canada) under Section 5.2 of National Instrument 62-104 Take Over Bids and Issuer Bids, as amended from time to time, or as would be required under the articles of United Royale or any laws or regulations, or pursuant to the rules or regulations of any Agency, if the Exchangeable Shares were United Royale Shares.

ARTICLE 5

EXCHANGE AND AUTOMATIC EXCHANGE

5.1	Grant of Exchange Right and Automatic Exchange Right

(1)	United Royale hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon occurrence and during the continuance of an Insolvency Event, to require United Royale to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Automatic Exchange Right, all in accordance with the provisions of this agreement. United Royale hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by United Royale to the Trustee.

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(2)	During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Automatic Exchange Right and the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Automatic Exchange Right and the Exchange Right, provided that the Trustee shall:

(a)	hold the Automatic Exchange Right and the Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(b)	except as specifically authorized by this agreement, have no power or authority to exercise or otherwise deal in or with the Automatic Exchange Right or the Exchange Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this agreement.

(3)	The obligations of United Royale to issue United Royale Shares pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable laws and regulatory or stock exchange requirements.

5.2	Legended Share Certificates

Canco shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Right.

5.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by Trustee. Subject to Section 6.12, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

The purchase price payable by United Royale for each Exchangeable Share to be purchased by United Royale under the Exchange Right shall be an amount per share equal to: (i) the Current Market Price of a United Royale Share on the day before the exchange, which shall be satisfied in full by United Royale issuing to the Beneficiary one United Royale Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange (collectively the “Exchangeable Share Consideration”). In connection with each exercise of the Exchange Right, United Royale shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

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5.5	Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled, upon occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Canco. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Toronto, Ontario, Canada or at such other place as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires United Royale to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as the Trustee, United Royale and Canco may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require United Royale to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by United Royale free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing United Royale Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates should be delivered, and (b) payment (or evidence satisfactory to the Trustee, United Royale and Canco of payment) of the taxes payable, if any, as contemplated by Section 5.7 of this agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by United Royale under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Canco.

5.6	Delivery of United Royale Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which the Beneficiary desires United Royale to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes payable, if any, as contemplated by Section 5.7 or evidence thereof), duly endorsed for transfer to United Royale, the Trustee shall notify United Royale and Canco of its receipt of the same, which notice to United Royale and Canco shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and United Royale shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Canco and United Royale of the payment of) the taxes payable, if any, as contemplated by Section 5.7 of this agreement. Immediately upon the giving of notice by the Trustee to United Royale and Canco of the exercise of the Exchange Right, as provided in this Section 5.6, and with no further action required by the parties, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to United Royale all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Consideration therefor, unless such Exchangeable Share Consideration is not delivered by United Royale to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three business days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by United Royale. Upon delivery of such Exchangeable Share Consideration to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the United Royale Shares delivered to it pursuant to the Exchange Right.

5.7	Stamp, Transfer or Other Taxes

Upon any sale or transfer of Exchangeable Shares to United Royale pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing United Royale Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or transferred or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold or transferred; provided, however, that such Beneficiary (a) shall pay (and none of United Royale, Canco or the Trustee shall be required to pay) any documentary, stamp, transfer of other taxes or duties that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of United Royale that such taxes or duties, if any, have been paid.

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5.8	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Canco and United Royale shall give written notice thereof to the Trustee. As soon as practicable following the Trustee’s receipt of notice from Canco and United Royale of the occurrence of an Insolvency Event, the Trustee shall mail to each Beneficiary, at the expense of United Royale (such funds to be received in advance), a notice of such Insolvency Event in the form provided by United Royale, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.9	Failure to Retract

Upon the occurrence of an event referred to in paragraph (iv) of the definition of Insolvency Event as set out at Section 1.1 herein, Canco hereby agrees with the Trustee and in favour of the Beneficiaries promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by a Beneficiary to Canco or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6(1) of the Share Provisions) in connection with such proposed redemption of the Retracted Shares.

5.10	Listing of United Royale Shares

United Royale covenants that if any United Royale Shares to be issued and delivered pursuant to the Automatic Exchange Right or the Exchange Right require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any Agency under any United States or Canadian federal, provincial or territorial law or regulation or pursuant to the rules and regulations of any Agency including any stock exchange upon which a security of United Royale is listed or the fulfillment of any other United States or Canadian legal requirement before such shares may be issued and delivered by United Royale to the initial holder thereof or in order that such shares may be freely traded in due course having regard to applicable securities legislation (other than any restrictions of general application on transfer by reason of a holder being a “control person” or the equivalent of United Royale for purposes of Canadian securities Law or any United States equivalent), United Royale shall use its commercially reasonable efforts (which, for greater certainty, shall not require United Royale to consent to a term or condition of an approval or consent which United Royale reasonably determines could have a materially adverse effect on United Royale or its subsidiaries) to cause such United Royale Shares (or such other shares or securities) to be and remain duly registered, qualified or approved. United Royale shall use its commercially reasonable efforts (which, for greater certainty, shall not require United Royale to consent to a term or condition of an approval or consent which United Royale reasonably determines could have a materially adverse effect on United Royale or its subsidiaries) to cause all United Royale Shares (or such other shares or securities) to be delivered pursuant to the Automatic Exchange Right or the Exchange Right to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding United Royale Shares have been listed by United Royale and remain listed and are quoted or posted for trading at such time.

5.11	United Royale Shares

United Royale hereby represents, warrants and covenants that the United Royale Shares issuable as described herein will be duly authorized and validly issued as fully paid and non assessable.

5.12	Automatic Exchange on Liquidation of United Royale

(1)	United Royale shall give the Trustee written notice of each of the following events at the time set forth below:

(a)	in the event of any determination by the board of directors of United Royale to institute voluntary liquidation, dissolution or winding-up proceedings with respect to United Royale or to effect any other distribution of assets of United Royale among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

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(b)	as soon as practicable following the earlier of (A) receipt by United Royale of notice of, and (B) United Royale otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of United Royale or to effect any other distribution of assets of United Royale among its shareholders for the purpose of winding up its affairs, in each case where United Royale has failed to contest in good faith any such proceeding commenced in respect of United Royale within 30 days of becoming aware thereof.

(2)	As soon as practicable following receipt by the Trustee from United Royale of notice of any event (a “Liquidation Event”) contemplated by Section 5.12(1)(a) or Section 5.12(1)(b), the Trustee shall give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by United Royale and shall include a brief description of the automatic exchange of Exchangeable Shares for United Royale Shares provided for in Section 5.12.

(3)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of United Royale Shares in the distribution of assets of United Royale in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by United Royale and its affiliates) shall be automatically exchanged for one United Royale Share. To effect such automatic exchange, United Royale shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to (i) the Current Market Price of a United Royale Share on the day prior to the Liquidation Event Effective Date, which shall be satisfied in full by United Royale issuing to the Beneficiary one United Royale Share for each Exchangeable Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. United Royale shall provide the Trustee with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share. Upon payment by United Royale of such purchase price, the relevant Beneficiary shall cease to have any right to be paid by Canco any amount in respect of declared and unpaid dividends on each Exchangeable Share.

(4)	The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for United Royale Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to United Royale all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares free and clear of any lien, claim or encumbrance and the related interest in the Trust Estate and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and United Royale shall issue to the Beneficiary the United Royale Shares issuable upon the automatic exchange of Exchangeable Shares for United Royale Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the purchase price for such Exchangeable Shares, without interest, in each case less any amounts withheld pursuant to Section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall become the holder of the United Royale Shares issued pursuant to the automatic exchange of such Beneficiary’s Exchangeable Shares for United Royale Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with United Royale pursuant to such automatic exchange shall thereafter be deemed to represent United Royale Shares issued to the Beneficiary by United Royale pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent United Royale Shares, duly endorsed in blank and accompanied by such instruments of transfer as United Royale may reasonably require, United Royale shall deliver or cause to be delivered to the Beneficiary certificates representing the United Royale Shares of which the Beneficiary is the holder.

5.13	Withholding Rights

Notwithstanding any other provision of this agreement, United Royale, Canco and the Trustee shall be entitled to deduct and withhold from any dividend, distribution, consideration, purchase price or other amounts otherwise payable under this agreement to any holder of Exchangeable Shares or United Royale Shares such amounts as United Royale, Canco or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax Laws or any provision of federal, provincial, state, local or foreign tax Law, in each case as amended or succeeded. The Trustee may act and rely and shall be protected in so acting and relying on the advice of counsel with respect to such matters. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, United Royale, Canco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to United Royale, Canco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and United Royale, Canco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

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5.14	No Fractional Shares

A holder of an Exchangeable Share shall not be entitled to any fraction of a United Royale Share upon the exercise of the Exchange Right or Automatic Exchange Right hereunder and no certificates or other evidence of ownership representing any such fractional interest shall be issued but rather the number of United Royale Shares issuable shall be rounded down to the nearest whole number without payment in respect of such fractional share.

ARTICLE 6

CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

(1)	The rights, powers, duties and authorities of the Trustee under this agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the United Royale Special Voting Share from United Royale as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this agreement;

(c)	voting the Beneficiary Votes in accordance with the provisions of this agreement;

(d)	receiving the grant of the Automatic Exchange Right and the Exchange Right from United Royale as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this agreement;

(e)	enforcing the benefit of the Automatic Exchange Right and the Exchange Right, in each case in accordance with the provisions of this agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries United Royale Shares and cheques, if any, to which such Beneficiaries are entitled pursuant to the Automatic Exchange Right or the Exchange Right, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this agreement;

(h)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of United Royale and Canco under this agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this agreement to be carried out by the Trustee whether alone, jointly or in the alternative.

(2)	In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons. The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(3)	The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

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(4)	The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

(5)	The Trustee shall not be required to exercise any powers and shall not have any responsibilities except as expressly provided in this agreement and shall have no obligation to recognize nor have any liability or responsibility arising under any other document or agreement to which the Trustee is not a party, notwithstanding that reference thereto may be made herein.

6.2	Dealings with Transfer Agents, Registrars, etc.

(1)	Each of United Royale and Canco irrevocably authorizes the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and United Royale Shares; and

(b)	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this agreement; and (ii) from the transfer agent of United Royale Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Automatic Exchange Right and pursuant to the Exchange Right.

(2)	United Royale and Canco shall authorize their respective registrars and transfer agents to comply with all such requests. United Royale covenants that it shall supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Automatic Exchange Right and the Exchange Right, in each case pursuant to Article 5.

6.3	Books and Records

The Trustee shall keep available for inspection by United Royale and Canco at the Trustee’s principal office in Toronto, Ontario, Canada correct and complete books and records of account relating to the Trust created by this agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Automatic Exchange Right and the Exchange Right. On or before December 31, 2021, and on or before December 31 in every year thereafter, so long as the United Royale Special Voting Share is registered in the name of the Trustee, the Trustee shall transmit to United Royale and Canco a brief report, dated as of the preceding December 31st, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Automatic Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by United Royale of United Royale Shares in connection with the Automatic Exchange Right, during the calendar year ended on such December 31st; and

(c)	any action taken by the Trustee in the performance of its duties under this agreement which it had not previously reported.

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6.4	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file, or cause to be prepared and filed, on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any other Agency, including any securities exchange or other trading system through which the Exchangeable Shares are traded, and as directed by United Royale and/or Canco. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to United Royale or Canco). If requested by the Trustee, United Royale or Canco shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.5	Indemnification Prior to Certain Actions by Trustee

(1)	The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the United Royale Special Voting Share pursuant to Article 4, subject to Section 6.12, and with respect to the Automatic Exchange Right and the Exchange Right pursuant to Article 5.

(2)	None of the provisions contained in this agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial expenses or liability, financial or otherwise, in the exercise and performance of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.6	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested by way of written notice that the Trustee take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.5 and the Trustee shall have failed to act within 30 days after the provision of such written notice and funding, security or indemnity. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Automatic Exchange Right or the Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.7	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.8, if applicable, and with any other applicable provisions of this agreement.

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6.8	Evidence and Authority to Trustee

(1)	United Royale and/or Canco shall furnish to the Trustee evidence of compliance with the conditions provided for in this agreement relating to any action or step required or permitted to be taken by United Royale and/or Canco or the Trustee under this agreement or as a result of any obligation imposed under this agreement, including in respect of the Voting Rights or the Automatic Exchange Right or the Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of United Royale and/or Canco promptly if and when:

(a)	such evidence is required by any other section of this agreement to be furnished to the Trustee in accordance with the terms of this Section 6.7; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this agreement, gives United Royale and/or Canco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(2)	Such evidence shall consist of an Officer’s Certificate of United Royale and/or Canco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this agreement.

(3)	Whenever such evidence relates to a matter other than the Voting Rights or the Automatic Exchange Right or the Exchange Right or the taking of any other action to be taken by the Trustee at the request or on the application of United Royale and/or Canco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of United Royale and/or Canco it shall be in the form of an Officer’s Certificate or a statutory declaration.

(4)	Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this agreement shall include a statement by the person giving the evidence:

(a)	declaring that he has read and understands the provisions of this agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(c)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

6.9	Experts, Advisers and Agents

The Trustee may:

(a)	in relation to these presents act and rely and shall be protected in acting and relying on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other agent, expert or advisor, whether retained by the Trustee or by United Royale and/or Canco or otherwise, and may retain or employ and act through such agents, experts, advisors or assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder, and the Trustee shall not be responsible for any misconduct or gross negligence on the part of any of them and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

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(b)	consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(d)	pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.10	Investment of Moneys Held by Trustee

Unless otherwise provided in this agreement, any moneys held by or on behalf of the Trustee which under the terms of this agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee shall, upon the receipt by the Trustee of the written direction of Canco, be invested or reinvested in the name or under the control of the Trustee as directed by Canco. Any direction of Canco to the Trustee as to investment or reinvestment of funds shall be in writing. If no such direction is received, the Trustee shall not have any obligation to invest the monies and pending receipt of such a direction all interest or other income and such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Canco, in the deposit department of the Trustee or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Trustee shall not have any responsibility or be held liable for any diminution of any funds which may result from any deposit or investment made under this Section 6.10, including any losses resulting from a default by the chartered bank in Canada with which such funds are deposited or other credit losses (whether or not resulting from such a default) and any credit or other losses on any deposit liquidated or sold prior to maturity, provided that the Trustee has not acted in bad faith or with fraud, gross negligence or wilful misconduct in investing any such funds. The parties hereto acknowledge and agree that the Trustee acts prudently in depositing the funds at any chartered bank in Canada, and that the Trustee is not required to make any further inquiries in respect of such bank.

6.11	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this agreement or otherwise in respect of the premises.

6.12	Trustee Not Bound to Act on Request

Except as in this agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of United Royale and/or Canco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and shall be protected in so acting upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

6.13	Authority to Carry on Business

The Trustee represents to United Royale and Canco that at the date of execution and delivery by it of this agreement it is authorized to carry on the business of a trust company in each of the provinces of Canada but if, notwithstanding the provisions of this Section 6.11, it ceases to be so authorized to carry on business, the validity and enforceability of this agreement and the Voting Rights, the Automatic Exchange Right and the Exchange Right shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 8.

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6.14	Conflicting Claims

(1)	If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction; or

(b)	all differences with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(2)	If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.15	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for, by and in this agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth, and provided that:

(a)	the Trustee shall not be liable for any action taken or omitted to be taken by it under or in connection with this agreement, except for its own bad faith, fraud, gross negligence or wilful misconduct;

(b)	the Trustee may, if it is acting in good faith, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any instruction, advice, certificate, declaration, notice, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties and shall incur no liability with respect to any action taken or omitted to be taken in accordance with such instruction, advice, certificate, declaration, notice, opinion or other document, and the Trustee need not but may, in its discretion, make such further inquiry or investigation into the facts or matters set out therein as it may see fit, and, if a Trustee shall determine to make such further inquiry or investigation, it shall incur no liability or additional liability of any kind by reason of such inquiry or investigation;

(c)	before it acts or refrains from acting, the Trustee may request that United Royale and/or Canco deliver an opinion of counsel and/or an Officer’s Certificate setting forth the names of individuals and/or titles of offmake such further inquiry or investigation, it shall incur no liability or additional liability of any kind by reason of such inquiry or investigation;icers authorized at such time to take specified actions pursuant to this agreement, and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such opinion of counsel or Officer’s Certificate, and unless otherwise specifically provided in this agreement, any demand, request, direction or notice from United Royale and/or Canco shall be sufficient if signed by an officer of United Royale and/or Canco, respectively; and

(d)	the Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, acting reasonably, determines that such act is conflicting with or contrary to the terms of this agreement or the law or regulation of any jurisdiction or any order or directive of any court, governmental agency or other regulatory body.

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6.16	Third Party Interests

Each party to this agreement (other than the Trustee) hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.17	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this agreement. Despite any other provision of this agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

6.18	Anti-Money Laundering

The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment and acting reasonably, determines that such act might cause it to be in non-compliance with any sanctions legislation or regulation or applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment and acting reasonably, determine at any time that its acting under this agreement has resulted in its being in non-compliance with any sanctions legislation or regulation or applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten days’ written notice to United Royale and Canco, provided that: (a) the Trustee’s written notice shall describe the circumstances of such non-compliance to the extent permitted under any sanctions legislation or regulation or applicable anti-money laundering or anti-terrorist legislation, regulation or guideline; and (b) if such circumstances are rectified to the Trustee’s satisfaction within such ten day period, then such resignation shall not be effective.

ARTICLE 7

COMPENSATION

7.1	Fees and Expenses of the Trustee

Canco agrees to pay the Trustee reasonable compensation for all of the services rendered by it under this agreement and shall reimburse the Trustee for all reasonable and documented expenses (including, but not limited to, taxes other than taxes based on the net income or capital of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental Agency, reasonably incurred by the Trustee in connection with its duties under this agreement; provided that Canco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation or any such proceedings in which the Trustee is determined to have acted in bad faith or with fraud, gross negligence or willful misconduct or to have materially breached any provision hereof.

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ARTICLE 8

INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

(1)	In addition to and without limiting any other protection of the Trustee hereunder, or otherwise by law, United Royale and Canco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees, affiliates and agents appointed and acting in accordance with this agreement (collectively, the “Indemnified Parties”, and each an “Indemnified Party”) from and against all claims, losses (other than loss of profits), damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel on a solicitor and client basis, and costs and expenses incurred in connection with the enforcement of this indemnity) which, without fraud, gross negligence, wilful misconduct or bad faith on the part of such Indemnified Party or a material breach of any provision hereof, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this agreement, or any written or oral instruction delivered to the Trustee by United Royale or Canco pursuant hereto. In no event shall United Royale or Canco be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether United Royale or Canco have been advised of the likelihood of such loss or damage and regardless of the form of action.

(2)	In no case shall United Royale or Canco be liable under this indemnity for any claim against any of the Indemnified Parties unless United Royale and Canco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, United Royale and Canco shall be entitled to participate at their own expense in the defence and, if United Royale and Canco so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by United Royale or Canco, each acting reasonably; or (ii) the named parties to any such suit include both the Trustee and United Royale or Canco and the Trustee shall have been advised by counsel acceptable to United Royale or Canco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to United Royale or Canco and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case United Royale and Canco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).

(3)	The indemnity set out in this Section 8.1 shall survive the termination of the Trust and the resignation or removal of the Trustee.

8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this agreement, except to the extent that such loss is attributable to the fraud, gross negligence, wilful misconduct or bad faith on the part of the Trustee or to have resulted from a material breach by the Trustee of any provision hereof. In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

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ARTICLE 9

CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to United Royale and Canco specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless United Royale and Canco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, United Royale and Canco shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, United Royale and Canco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by United Royale and Canco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed as provided under this agreement shall execute, acknowledge and deliver to United Royale and Canco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, upon payment of any amounts then due to the predecessor trustee pursuant to the provisions of this agreement, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with the like effect as if originally named as trustee in this agreement. However, on the written request of United Royale and Canco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, United Royale, Canco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, United Royale and Canco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If United Royale or Canco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of United Royale and Canco.

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ARTICLE 10

UNITED ROYALE SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by United Royale or its affiliates are outstanding, United Royale shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “United Royale Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruinstruments (if any) as are necessary or advisable to evidence the assumption by the United Royale Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such United Royale Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of United Royale under this agreement: andments (if any) as are necessary or advisable to evidence the assumption by the United Royale Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such United Royale Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of United Royale under this agreement: and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 9.1 have been duly observed and performed, the Trustee, United Royale Successor and Canco shall, if required by Section 9.1, execute and deliver the supplemental trust agreement provided for in Article 10 and thereupon United Royale Successor and such other person that may then be the issuer of the United Royale Shares shall possess and from time to time may exercise each and every right and power of United Royale under this agreement in the name of United Royale or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of United Royale or any officers of United Royale may be done and performed with like force and effect by the directors or officers of such United Royale Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly- owned direct or indirect subsidiary of United Royale (other than Canco or Callco) with or into United Royale, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of United Royale (other than Canco or Callco), or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of United Royale (other than Canco or Callco) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 9.

10.4	Successor Transactions

Notwithstanding the foregoing provisions of this Article 9, in the event of a United Royale Control Transaction:

(a)	in which United Royale merges or amalgamates with, or in which all or substantially all of the then outstanding United Royale Shares are acquired by, one or more other corporations to which United Royale is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the ITA (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

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(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition in the Share Provisions; and

(c)	in which all or substantially all of the then outstanding United Royale Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such United Royale Control Transaction, owns or controls, directly or indirectly, United Royale, then, (i) all references herein to “United Royale” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “United Royale Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Share Provisions or Article 5 of the Plan of Arrangement or exchange of such shares pursuant to this agreement immediately subsequent to the United Royale Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Share Provisions or Article 5 of the Plan of Arrangement, or exchange of such shares pursuant to this agreement had occurred immediately prior to the United Royale Control Transaction and the United Royale Control Transaction was completed) without any need to amend the terms and conditions of this agreement and without any further action required; and (ii) United Royale shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this agreement.

ARTICLE 11

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Sections 10.2, 10.4 and 12.1, this agreement may not be amended or modified except by an agreement in writing executed by United Royale, Canco and the Trustee and approved by the Beneficiaries in accordance with Section 11(2) of the Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 10.1, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that each of Canco and United Royale shall be of the good faith opinion and the Trustee, acting on the advice of counsel, shall be of the opinion that such additions will not be materially prejudicial to the rights or interests of the Beneficiaries;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of each of United Royale and Canco and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that United Royale, Canco and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be materially prejudicial to the interests of the Beneficiaries;

(c)	making such changes or corrections which, on the advice of counsel to United Royale, Canco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; or

(d)	making changes to provide added protection or benefit to or for the benefit of Beneficiaries hereunder provided that each of Canco and United Royale shall be of the good faith opinion and the Trustee, acting on the advice of counsel, shall be of the opinion that such changes will not be materially prejudicial to the rights or interests of the Beneficiaries.

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11.3	Meeting to Consider Amendments

Canco, at the request of United Royale, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the Articles of Canco, including the Share Provisions and all applicable laws.

11.4	Changes in Capital of United Royale and Canco

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either United Royale Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which United Royale Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

11.5	Execution of Supplemental Trust Agreements

From time to time Canco (when authorized by a resolution of its Board of Directors), United Royale (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of United Royale Successors and the covenants of and obligations assumed by each such United Royale Successor in accordance with the provisions of Article 9 and the successors of the Trustee or any successor trustee in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this agreement or the Voting Rights, the Automatic Exchange Right or the Exchange Right which, in the opinion of the Trustee, acting on the advice of counsel, will not be materially prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to United Royale, Canco, the Trustee or this agreement; and

(c)	for any other purposes not inconsistent with the provisions of this agreement, including to make or evidence any amendment or modification to this agreement as contemplated hereby; provided that, in the opinion of the Trustee, acting on the advice of counsel, the rights of the Beneficiaries will not be materially prejudiced thereby.

ARTICLE 12

TERMINATION

12.1	Term

The Trust created by this agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)	each of United Royale and Canco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 11 of the Share Provisions.

The Company shall provide to the Trustee written confirmation of the termination of this agreement pursuant to this Section 11.1.

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12.2	Survival of Agreement

This agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 6 shall survive any such termination of this agreement and the resignation or removal of the Trustee.

ARTICLE 13

GENERAL

13.1	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.

13.3	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(i)	In the case of United Royale or Canco to the following address:

2 Campbell Drive, Suite 307C
Attention: Gary Bartholomew
E-mail: gary@cybernorthventures.com

(ii)	In the case of the Trustee to:
TSX Trust Company
1 Toronto Street, suite 1200
Toronto, ON M5C 2V6
Attention: Vice President, Corporate Trust
Email: corporatetrust@astfinancial.com

Fax: 1-877-715-0494

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

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13.4	Notice to Holders

Any and all notices to be given and any documents to be sent to any Holders may be given or sent to the address of such Holder shown on the register of holders of Exchangeable Shares in any manner permitted by the articles of Canco from time to time, or the Business Corporations Act (Alberta) (the “ABCA”) in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such articles or the ABCA, the provisions of which articles and the ABCA shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

13.5	Acknowledgement

Each Holder acknowledges that United Royale and Callco have rights with respect to the Exchangeable Shares as set out in the Share Provisions, including the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Change of Law Call Right, and further acknowledges the overriding nature of such rights in connection with the liquidation, dissolution or winding-up of Canco or the retraction or redemption of Exchangeable Shares, as the case may be, and agrees to be bound by any exercise of all or any part of such rights by United Royale or Callco as fully and effectively as if those rights and provisions were incorporated herein in their entirety. Without limiting the generality of the foregoing, the obligations of United Royale hereunder shall only be applicable to the extent that another person does not exercise its right as a call rights thereunder.

13.6	Counterparts

This agreement may be executed in counterparts, each of which so executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This agreement may be signed and delivered by fax copy or electronic means and any such electronic signature shall be valid and binding.

13.7	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

13.8	Attornment

Each of the Trustee, United Royale, and Canco agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and United Royale hereby appoints Canco at its registered office in the Province of Alberta as attorney for service of process.

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IN WITNESS WHEREOF the parties hereto have caused this agreement to be duly executed as of the date first above written.

TN EXCHANGECO INC.

By:	signed “Gary Bartholomew”
Name: Gary Bartholomew
Title: President

TSX TRUST COMPANY

By:	signed “Nelia Andrade”
Name: Nelia Andrade
Title: Authorized Signatory

By:	signed “Marcus Boire”
Name: Marcus Boire
Title: Authorized Signatory

UNITED ROYALE HOLDINGS, INC.

By:	signed “Gary Bartholomew”
Name: Gary Bartholomew
Title: President

SHAREHOLDERS:
Signed “Doug Beynon”
Doug Beynon

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SCHEDULE A

ACKNOWLEDGEMENT TO VOTING AND EXCHANGE TRUST AGREEMENT

I, the undersigned, acknowledge that I have received and reviewed a copy of the Voting and Exchange Trust Agreement effective as of September 23, 2021 between United Royale Holdings, Inc., TN Exchangeco Inc., TSX Trust Company and Doug Beynon (the “Agreement”).

I agree that to be bound by the provisions of the Agreement as a Holder as if I were an original signatory thereto.

DATED and signed on , 20 ..

Name of Investor
By:
Authorized Signatory

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